EXHIBIT 99.2

NEWS RELEASE

Lincoln Financial Group Reports Second Quarter Earnings

Philadelphia, PA, August 7, 2003- Lincoln National Corporation (NYSE:LNC), the parent company of the Lincoln Financial Group of companies, today reported net income of $142.7 million, or $0.80 per diluted share for its second quarter of 2003. By comparison, net income for the second quarter of 2002 was $48.5 million, or $0.26 per diluted share.

     Income from operations for the second quarter of 2003 was $153.3 million, or $0.86 per diluted share compared with $116.4 million, or $0.62 per diluted share, in the second quarter of 2002. The attached table reconciles net income to income from operations for the corporation and its business segments.

     The increase in the equity markets from March 31, 2003, had a positive $31 million impact on Lincoln’s results in the second quarter, which was in line with guidance.

     “After weathering many quarters of either steep equity market declines or lackluster market improvements, this year’s second quarter ended with the S&P 500 up nearly 15 percent which positively impacted our equity-sensitive products and businesses,” said Jon A. Boscia, chairman and chief executive officer. “Our continued focus on the fundamentals resulted in another quarter of positive net flows across all of our domestic businesses, solid investment management performance in Delaware, robust sales in the life segment and early indications of strong market acceptance of our new annuity product enhancements. The credit markets also showed some improvement which resulted in fewer impairments and a marked decline in unrealized losses in our fixed income investment portfolio,” added Boscia.

     Domestic retail deposits, which include annuities, mutual funds and other wealth accumulation and protection products, were $3 billion for the quarter. As of June 30, 2003, assets under management were $127 billion and the company’s total assets were nearly $100 billion.

Life Insurance

     Life Insurance net income was $65.6 million versus $56.7 million for the same period a year ago. Income from operations for the segment was $71.8 million, down from $72.8 million in the second quarter of 2002. Retail sales grew 11 percent in the quarter versus the year ago period, driven by strong sales in fixed products, including Universal Life, which increased 44 percent over the second quarter of 2002. “Our life product portfolio continues to offer unparalleled breadth with exceptional features and competitive pricing which positions the company for sales growth in dynamic markets,” said Boscia.

Lincoln Retirement

     Net income for the Retirement segment was $81.7 million, compared to $9.2 million for the second quarter of 2002. Second quarter operating income for the segment was $86.1 million compared to $46.8 million in the year ago period.

     “In June, we rolled out our withdrawal benefit, Principal Security, which offers clients flexibility and control of their assets while meeting our conservative risk profile and capital requirements,” said Boscia. “With less than one month of activity in the second quarter, and one month so far in the third quarter, sales results are promising,” he added.

Delaware Investments

     Delaware Investments reported net income of $4.6 million versus a net loss of $.8 million in the same period a year ago. Income from operations for the segment was $4.5 million in the second quarter, which compares to $.3 million of operating loss in the second quarter of 2002. Net flows for the quarter were a positive $591 million versus a positive $622 million for the same period in 2002. “In the second quarter, 21 of our 25 largest retail mutual funds outperformed their Lipper average year-to-date and 18 out of the 25 largest retail mutual funds outperformed for the three years ending June 30, 2003. Three additional funds received either a four or five-star rating from Morningstar, as compared to March 31, 2003. On the institutional side, 6 out of 8 asset categories outperformed their respective benchmarks for the trailing twelve months and 7 out of 8 outperformed their benchmarks for the three-year period ending June 30, 2003,” added Boscia.

Lincoln UK

     For the second quarter, the UK segment reported net income and operating income of $12.4 million versus net income of $9.3 million and operating income of $6.1 million in the second quarter of 2002. The increase was attributable to the improved equity market impact.

Corporate and Other

     Corporate and Other, which includes financing, distribution losses, and the amortization of the deferred gain from the reinsurance business sold in 2001, reported a net loss of $21.6 million for the second quarter versus a net loss of $25.9 million for the same period a year ago. The operating loss for the second quarter of 2003 was $21.5 million, versus an operating loss of $9 million in the second quarter of 2002. Slightly higher distribution losses combined with less earnings on proceeds from the sale of reinsurance and miscellaneous other items caused the decline.

     As of June 30, 2003, the book value of Lincoln National Corporation common stock, excluding accumulated other comprehensive income, was $26.41, compared with $27.21 a year ago. Book value, including accumulated other comprehensive income, was $32.68 compared with $29.01 a year ago.

     Lincoln National Corporation’s earnings material, including the LNC Statistical Supplement for the quarter ended June 30, 2003, will be posted on the company’s website at: www.LFG.com/investor at 7:00 am (EDT) on Thursday, August 7, 2003 followed by an investors’ conference call beginning at 10:00 am (EDT) at which time the company will discuss its second quarter results.

     Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. With headquarters in Philadelphia, Lincoln Financial Group has consolidated assets of nearly $100 billion and had annual consolidated revenues of $4.6 billion in 2002. Through its wealth accumulation and protection businesses, the company provides annuities, life insurance, 401(k) and 403(b) plans, 529 college savings plans, mutual funds, managed accounts, institutional investment and financial planning and advisory services.

Media Contact:	Investor Contact:
D’Arcy Rudnay	Priscilla Brown
215-448-1454	215-448-1422
mediarelations@LFG.com	investorrelations@LFG.com

Definition of Income from Operations

Income from operations represents after-tax results excluding, as applicable, realized gains or losses on investments and derivatives, restructuring charges, reserve changes on business sold through reinsurance, gain on sale of subsidiaries and certain other items. Income from operations is an internal measure used by the company in the management of its operations. Management believes that this performance measure explains the results of the company’s ongoing operations in a manner that allows for a better understanding of the underlying trends in the company’s current business.

Reconciliation of Net Income to Income from Operations

(amounts in millions, except EPS)	Lincoln	Life	Investment	Lincoln	Corporate
For the Quarter Ended June 2003	Retirement	Insurance	Management	UK	& Other	Total

Net Income	$81.7	$65.6	$4.6	$12.4	($21.6)	$142.7
Less:
Net realized gain/loss on investments and derivatives	(0.4)	(1.4)	0.1	0.0	0.0	(1.7)
Amortization of deferred gain — reserve development	0.0	0.0	0.0	0.0	(0.1)	(0.1)
Restructuring charges	(4.0)	(4.8)	0.0	0.0	0.0	(8.8)

Income from Operations	86.1	71.8	4.5	12.4	(21.5)	153.3
Earnings per share (diluted)
Net Income						$0.80
Income from Operations						$0.86

(amounts in millions, except EPS)	Lincoln	Life	Investment	Lincoln	Corporate
For the Quarter Ended June 2002	Retirement	Insurance	Management	UK	& Other	Total

Net Income	$9.2	$56.7	($0.8)	$9.3	($25.9)	$48.5
Less:
Net realized gain/loss on investments and derivatives	(36.6)	(16.1)	(0.5)	3.2	(2.5)	(52.5)
Amortization of deferred gain — reserve development	0.0	0.0	0.0	0.0	(14.4)	(14.4)
Restructuring charges	(1.0)	0.0	0.0	0.0	0.0	(1.0)

Income from Operations	46.8	72.8	(0.3)	6.1	(9.0)	116.4
Earnings per share (diluted)
Net Income						$0.26
Income from Operations						$0.62

LINCOLN NATIONAL CORPORATION

Digest of Earnings

	2nd Quarter Ended June 30

	2003	2002*

Revenue	$1,213,153,000	$1,157,480,000
Net Income	$142,702,000	$48,548,000
Share Earnings (Basic)
Net Income	$.81	$.26
Share Earnings (Diluted)
Net Income	$.80	$.26
Average Number of Shares (Basic)	177,218,568	185,892,541
Average Number of Shares (Diluted)	179,211,541	188,527,967

	Six Months Ended June 30

	2003	2002*

Revenue	$2,312,480,000	$2,283,430,000
Net Income	$184,291,000	$134,154,000
Share Earnings (Basic)
Net Income	$1.04	$.72
Share Earnings (Diluted)
Net Income	$1.03	$.71
Average Number of Shares (Basic)	177,114,725	186,367,782
Average Number of Shares (Diluted)	178,780,004	189,224,871

*Second Quarter and Six Months of 2002 includes the effect of LNC’s retroactive adoption of the fair value method of accounting for stock options under Statement of Financial Accounting Standards (“SFAS”) No. 123, as amended by SFAS No. 148.